Exhibit 4.3

POLARIS 401(K) RETIREMENT SAVINGS PLAN
(As Amended and Restated
Effective January 1, 2026)

TABLE OF CONTENTS
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Introduction

The Polaris 401(k) Retirement Savings Plan and the trust agreement hereunder (collectively, the “Plan”) are intended to constitute a stock bonus plan and a profit-sharing plan, providing for certain matching and nonmatching employer contributions and permitting participants to make certain elective deferrals in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In this connection, the Plan and the trust agreement hereunder are intended to constitute a qualified plan and an exempt trust under Code Sections 401 and 501, respectively. Additionally, the Plan is intended to be a safe harbor plan exempt from certain non-discrimination tests on the basis of its matching contributions.

The Plan was established on June 1, 1985. Effective as of January 1, 2022, the Polaris Boats 401(k) Plan (“Boats Plan”) was merged into this Plan and the terms of the Boats Plan were immediately deleted (except for provisions that are required to be maintained by law). Except as otherwise provided, the terms of this Plan will apply to the former Boats Plan participants. The Plan is hereby amended and restated in its entirety effective as of January 1, 2026.

Article I
Definitions
1.01Account. “Account” means, as of any Valuation Date, the sum of a Participant’s applicable Pre-Tax Elective Deferral Contribution Account, Roth Elective Deferral Contribution Account, Matching Contribution Account, Nonmatching Contribution Account, Employee Pre-tax Catch-up Account, Roth Catch-up Account, Rollover Contribution Account (described in Section 16.14), Roth Rollover Contribution Account, Profit Sharing Account, ESOP Diversification Account, In-Plan Roth Rollover Contribution Account, In-Plan Roth Transfer Account and any Boats Plan Accounts that merged into the Plan. Such Boats Plan Accounts in this Plan include a Prior Employer Contributions Account and any other accounts necessary to effect the Boats Plan merger as determined by the Plan Administrator. The Plan Administrator may use reasonable variations of such Account names in its discretion for administrative convenience.
1.02Account Balance. “Account Balance” means the balance in a Participant’s Account.
1.03Affiliated Company. “Affiliated Company” means any corporation or other entity that is a member of a controlled group of corporations or other entity, within the meaning of Code Section 414, of which the Company is a component member; but only for the period of time during which it satisfies such definition.
1.04Annual Addition. “Annual Addition” means with respect to any Plan Year, for each Participant, the sum of (a) Matching Contributions and Nonmatching Contributions, and (b) Elective Deferral Contributions. Any excess Annual Additions applied in the Plan Year to reduce Matching Contributions or Nonmatching Contributions shall be considered Annual Additions for such Plan Year. Annual Additions shall not include restorative payments as defined under Treasury Regulation Section 1.415(c)-1(b)(2)(ii)(C).
1.05Beneficiary. “Beneficiary” means, with respect to a Participant who is married, such Participant’s surviving spouse or, if none, such Participant’s surviving children and the surviving issue of any child who predeceased the Participant or, if none, the Participant’s parents in equal shares if both are living or, if but one is living, such survivor, or if no parent survives the Participant, the Participant’s brother(s) and sister(s) and the surviving issue of any brother(s) or sister(s) who predecease the Participant, or, if none, the Participant’s estate. Notwithstanding the foregoing, the Participant may, in accordance with procedures established from time to time by the Plan Administrator, designate in writing one or more different primary and/or contingent beneficiaries. In the case of a Participant who is married, such Participant’s spouse must provide a written consent to any such designation, executed in the presence of a Plan representative or notary public. The spousal consent must meet all of the requirements of Code Section 417 and the regulations thereunder. A Participant’s written Beneficiary designation may be changed or revoked at any time in accordance with procedures established from time to time by the Plan Administrator.
1.06Board of Directors. “Board of Directors” means the Board of Directors of the Company.
1.07Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.08Company. “Company” means Polaris Industries Inc., a Delaware Corporation.
1.09Compensation. “Compensation” means the Participant’s Section 415 Compensation for the Plan Year, except that the following items are excluded, even if includible in the Participant’s gross income for federal income tax purposes:
(a)Reimbursements and expense allowances;
(b)Cash and non-cash fringe benefits;
(c)Moving expenses;
(d)Welfare benefits, such as insurance premium payments or payments made under a welfare benefit plan;
(e)Distributions from an unfunded, nonqualified plan or arrangement;
(f)Amounts taxable under Code Section 409A;
(g)Amounts paid or payable pursuant to the Polaris Inc. 2024 Omnibus Incentive Plan or any amendment or successor plan thereto;
(h)Compensation for the period during which the Participant is not eligible to participate in the Plan.
1.10Continuous Service. An Employee’s “Continuous Service” means the sum of the lengths of the periods of the Employee’s service with the Employer, commencing as of the Employee’s employment commencement date or reemployment commencement date, as the case may be, and ending with the Employee’s next employment severance date, as determined in accordance with the following rules:
(a)An Employee’s “employment commencement date” is the date on which he or she first performs an Hour of Service.
(b)An Employee’s “reemployment commencement date” is the first date, following a period of severance from employment that is not required to be taken into account under either clause (d) or (e), on which the Employee performs an Hour of Service.
(c)For purposes of this Section 1.10 only, an Employee’s “employment severance date” is the earlier to occur of:
(i)the date on which the Employee terminates employment with the Employer because he or she quits, retires, is discharged or dies; or
(ii)the first anniversary of the first date of a period during which the Employee remains absent from service (with or without pay) with the Employer for any reason other than a quit, retirement, discharge or death following the employment commencement date or reemployment commencement date, as the case may be;
provided, however, that if an Employee becomes absent on account of the pregnancy of such Employee, the birth of a child of such Employee, the placement of a child with such Employee on account of the adoption of such child by such Employee, or the Employee’s caring for such child immediately following such birth or placement, then the Employee’s employment severance date shall not be earlier than the first anniversary of the date such absence commenced or the date on which the absence ceases to be on account of one or more of such reasons, whichever first occurs; provided further, that this provision shall not apply unless such Employee furnishes to the Plan Administrator, upon request, such information as the Plan Administrator shall require to determine the reasons for the Employee’s absence or continued absence.

(d)If the Employee’s employment is severed by reason of a quit, discharge or retirement and he or she subsequently performs an Hour of Service within 12 months following the employment severance date, the period of such severance shall be taken into account.
(e)If the Employee’s employment is severed by reason of a quit, discharge or retirement during an absence from service of 12 months or less for any reason other than a quit, discharge, retirement or death and the Employee subsequently performs an Hour of Service within 12 months following the date on which such absence commenced, the period of such severance shall be taken into account.
(f)The period of a Participant’s service in the employ of an entity whose business is acquired by the Employer, prior to such acquisition, may be taken into account, but only to the extent specifically provided by the Company.
1.11Direct in-Plan Roth Rollover. “Direct In-Plan Roth Rollover” means a direct rollover from a Participant’s Account (other than a Participant’s Roth Elective Deferral Contribution Account and Roth Rollover Contribution Account) to an In-Plan Roth Rollover Contribution Account or an In-Plan Roth Transfer Account.
1.12Elective Deferral Contribution. “Elective Deferral Contribution” means Pre-Tax Elective Deferral Contributions and Roth Elective Deferral Contributions that an Eligible Employee elects to make pursuant to Section 4.01.

1.13Eligible Employee. “Eligible Employee” means any Employee who has satisfied the eligibility requirements in Article III and who is thereby eligible to make Elective Deferral Contributions, whether or not the Employee has elected to make contributions to the Plan pursuant to Article IV.
1.14Employee. “Employee” means any person who is employed by the Employer on an employer-employee basis. “Employee” shall also include any leased employee, unless such leased employee is covered by a plan described in Section 414(n)(4) of the Code and all such leased employees do not constitute more than twenty percent (20%) of the combined non-highly compensated workforce (within the meaning of Section 414(n)(5) of the Code) of the Company and Affiliated Companies. For purposes of this Section 1.14, the term “leased employee” shall mean any person (other than an employee of the recipient employer) who pursuant to an agreement between the Employer and any leasing organization has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one (1) year and such services are performed under the primary direction or control of the Employer. An employee is a “highly compensated employee” or “highly compensated participant” for the 2026 plan year if he or she earned more than $160,000 in 2025 (as indexed by the IRS in future years).
1.15Employer. “Employer” means the Company and each Affiliated Company.
1.16ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.17Excess Elective Deferrals. “Excess Elective Deferrals” means those Elective Deferral Contributions that are includible in a Participant’s gross income under Code Section 402(g) to the extent such Participant’s Elective Deferral Contributions for a taxable year exceed the dollar limitation under Code Section 402(g). Excess Elective Deferrals shall be treated as Annual Additions under the Plan. Excess Elective Deferrals shall be adjusted for any income or loss for the taxable year of contribution. The income or loss allocable to Excess Elective Deferrals is: income or loss allocable to the Participant’s Elective Deferral Contribution Account for the taxable year multiplied by a fraction, the numerator of which is such Participant’s Excess Elective Deferrals for such taxable year and the denominator of which is the Participant’s Elective Deferral Contribution Account balance as of the last day of the taxable year reduced for income and increased for losses allocable thereto for the taxable year.

1.18Hour of Service. “Hour of Service” means as follows:
(a)Generally. An Employee shall be credited with an Hour of Service for each hour for which the Employee is directly or indirectly paid, or entitled to payment, by the Employer for the performance of duties, and for each hour for which the Employee is directly or indirectly paid, or entitled to such payment, by the Employer for reasons other than for the performance of duties (such as vacations, holidays, sickness, incapacity (including disability), lay-off, jury duty, military duty or leave of absence). These hours include overtime hours, but credit is required only to be given for the hours actually worked irrespective of any increase in the rate of pay for such hours. The number of an Employee’s Hours of Service and the Plan Year or other computation period to which they are to be credited shall be determined in accordance with Sections 2530.200b-2(b) and (c) of the Rules and Regulations for Minimum Standards for Employee Pension Benefit Plans, which sections are herein incorporated by reference.
(b)Hours Limited where No Duties Performed. Notwithstanding subsection (a), no more than 501 Hours of Service shall be credited to an Employee on account of any single continuous period during which the Employee performs no duties, whether or not such period occurs in a single computation period. An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, unemployment compensation or disability insurance laws. Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically-related expenses incurred by the Employee.
(c)Back Pay. An Employee shall be credited with an Hour of Service for which back pay has been awarded or agreed to by the Employer. These Hours of Service shall be credited to the Employee for the period or periods to which the award, agreement or payment pertains, and shall be subject to the 501 hour restriction set forth in subsection (b) above respecting payment for reasons other than for the performance of duties. The Hours of Service to be credited shall be determined without regard to the mitigation of damages for reasons such as the Employee’s bad faith or receipt of compensation from other sources during the period wrongfully not employed, provided, however, that the same Hours of Service may not be credited under both this subsection (c) and subsection (a).
(d)Equivalency where No Records Kept. Each Employee for whom the Employer need not and does not keep records with respect to the number of hours of such Employee’s performance of duties for the Employer or with respect to whom such records are not readily available, shall be credited with 10 Hours of Service for each day for which such Employee would be credited with at least one Hour of Service as otherwise determined in accordance with subsections (a) through (c). Notwithstanding the foregoing, in the event such Employee is credited with one or more Hours of Service under subsections (a) through (c) due to a payment not calculated on the basis of units of time for any period for which no duties are performed by such Employee, such Employee shall be credited for such period with the number of Hours of Service which would be credited under subsections (a) through (c) without regard to this subsection (d).
1.19In-Plan Roth Rollover Contribution. “In-Plan Roth Rollover Contribution” means a contribution made to the Plan in accordance with Section 402A(c)(4) of the Code by the Participant to the Participant’s In-Plan Roth Rollover Contribution Account consisting of a distribution from a Participant’s eligible Accounts, other than a Participant’s Roth Elective Deferral Contribution Account and Roth Rollover Contribution Account.
1.20In-Plan Roth Rollover Contribution Account. “In-Plan Roth Rollover Contribution Account” means the sub-accounts established under the Plan to account for a Participant's In-Plan Roth Rollover Contributions.
1.21In-Plan Roth Transfer. “In-Plan Roth Transfer” means a contribution made to the Plan in accordance with Section 402A(c)(4)(E) of the Code by the Participant to the Participant’s In-Plan Roth Transfer Account, consisting of a transfer from a Participant’s Account, other than from a

Participant’s Roth Elective Deferral Contribution Account or Roth Rollover Contribution Account.
1.22In-Plan Roth Transfer Account. “In-Plan Roth Transfer Account” means the sub-accounts established under the Plan to account for a Participant’s In-Plan Roth Transfer.
1.23Matching Contribution. “Matching Contribution” means a Participating Employer contribution made under Section 5.01.

1.24Matching Contribution Account. “Matching Contribution Account” means, as of any Valuation Date, the then current value of the Matching Contributions made by a Participating Employer on behalf of a Participant, and earnings thereof.
1.25Nonmatching Contribution. “Nonmatching Contribution” means a Participating Employer contribution made under Section 5.02.
1.26Nonmatching Contribution Account. "Nonmatching Contribution Account” means, as of any Valuation Date, the then current value of the Nonmatching Contributions made by a Participating Employer on behalf of a Participant, and earnings thereof.
1.27Participant. “Participant” means (a) any individual who is an Eligible Employee and (b) any individual who has an amount credited to his or her Account.
1.28Participating Employer. Notwithstanding any controlled group rules to the contrary, “Participating Employer” means the Company and each Affiliated Company that is included on the list of Participating Employers in Appendix A of the Plan (provided that, an employer will automatically cease to be a Participating Employer as of the date it ceases to be an Affiliated Company).
1.29Plan. “Plan” means the plan set forth herein (including any trust forming a part hereof), as amended and supplemented from time to time, all of which shall be known as the Polaris 401(k) Retirement Savings Plan.
1.30Plan Administrator. “Plan Administrator” means the Polaris Retirement Plan Committee (“Committee”).
1.31Plan Year. “Plan Year” means each 12-month period ending December 31, and shall be the limitation year for purposes of Code Section 415.
1.32Pre-Tax Elective Deferral Contribution. “Pre-tax Elective Deferral Contribution” means an elective deferral contribution an Eligible Employee elects to make pursuant to Section 4.01 that is designated by the Participant, either affirmatively or through a deemed election, as a Pre-Tax Elective Deferral Contribution and may be excluded from the Eligible Employee’s gross income for federal income tax purposes pursuant to Code Section 401(k).
1.33Pre-Tax Elective Deferral Contribution Account. “Pre-Tax Elective Deferral Contribution Account” means, as of any Valuation Date, the then current value of the Participant’s Pre-Tax Elective Deferral Contributions and earnings thereon credited to the Participant’s Account.
1.34Rollover Contribution. “Rollover Contribution” means a rollover contribution made under Section 16.14.
1.35Rollover Contribution Account. “Rollover Contribution Account” means with respect to a Participant, as of any Valuation Date, the then current value of such Participant’s Rollover Contributions, adjusted for earnings and losses.
1.36Roth Elective Deferral Contribution. “Roth Elective Deferral Contribution” means an elective deferral contribution an Eligible Employee elects to make pursuant to Section 4.01 that is designated by the Participant through an affirmative election as a Roth Elective Deferral Contribution.
1.37Roth Elective Deferral Contribution Account. “Roth Elective Deferral Contribution Account” means, as of any Valuation Date, the then current value of the Participant’s Roth Deferral Contributions and earnings thereon credited to the Participant’s Account.
1.38Roth Rollover Contribution. “Roth Rollover Contribution” means a rollover contribution made under Section 16.14.
1.39Roth Rollover Contribution Account. “Roth Rollover Contribution Account” means with respect to a Participant, as of any Valuation Date, the then current value of such Participant’s Roth Rollover Contributions, adjusted for earnings and losses.
1.40Section 415 Compensation.    “Section 415 Compensation” means the Participant's wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer, to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible in gross income but for an election under Code Sections 125(a), 132(f)(4), or 402(e)(3)). These amounts include, but are not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan. Section 415 Compensation also includes the items specified in (a), below, and excludes the items specified in (b), below.
(a)Included Items. Section 415 Compensation includes the following items:
(i)Amounts described in Code Sections 104(a)(3), 105(a) and 105(h) to the extent includible in such Participant’s gross income for federal income tax purposes;
(ii)Amounts paid or reimbursed by the Employer for moving expenses incurred by such Participant to the extent not deductible by such Participant under Code Section 217;
(iii)The value of a nonqualified stock option granted to such Participant by the Employer to the extent that the value of the option is includible in gross income of such Participant for federal income tax purposes for the taxable year in which the option is granted;
(iv)The amount includible in the gross income of such Participant for federal income tax purposes upon making the election described in Code Section 83(b); and
(v)Amounts that are includible in the gross income of the Participant under Code Section 409A.
(b)Excluded Items. Section 415 Compensation excludes the following items:
(i)Accruals under or contributions to a deferred compensation plan or arrangement or simplified employee pension to the extent not includible in the Participant’s gross income for federal income tax purposes;
(ii)Distributions from a deferred compensation plan or arrangement (other than an unfunded, nonqualified plan or arrangement);
(iii)Amounts realized from the exercise, sale or exchange of a nonqualified stock option or upon the discontinuance of conditions causing restricted stock to become taxable;
(iv)Amounts realized from the disposition of stock acquired under a statutory stock option;
(v)Amounts that receive special tax benefits, such as premiums for group term life insurance, but only to the extent that the premiums are not includible in the Participant’s gross income for federal income tax purposes and are not salary reduction amounts under Code Section 125; and
(vi)Any items similar to items described in (i) through (v), above.
(c)Post-Severance Payments. Generally, Section 415 Compensation does not include any remuneration received after severance from employment. However, amounts paid within two and one-half (2-1/2) months following severance from employment or, if later, by the end of the limitation year that includes the severance from employment are not excluded if they are:

(i)Payments that, absent a severance from employment, would have been paid to the employee while the employee continued in employment and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation;
(ii)Payments for accrued bona fide sick, vacation or other leave but only if the Participant would have been able to use the leave if employment had continued; or
(iii)Payments received from a nonqualified unfunded deferred compensation plan that would have been paid to the Participant at the same time if the Participant had continued in employment if and to the extent that the payment is includible in the Participant’s gross income.
(d)401(a)(17) Annual Compensation Limit. Section 415 Compensation for a limitation year shall not exceed the annual compensation limit under Code Section 401(a)(17).
(e)USERRA. The exclusion from Section 415 Compensation of certain amounts received after severance from employment shall not apply to remuneration imputed to a Participant who does not currently perform services by reason of qualified military service pursuant to Code Section 414(u).
(f)Foreign Compensation. Amounts that would otherwise be Section 415 Compensation shall not fail to be included in Section 415 Compensation merely because the amounts are excludable from gross income for federal income tax purposes under Code Section 911.
1.41Trustee. “Trustee” means the Trustee or Trustees of the Trust Fund appointed by the Committee and any and all successors to the Trustee or Trustees.
1.42Trust Fund. “Trust Fund” means the trust fund established pursuant to the agreement of trust entered into pursuant to the Plan by the Company and Trustee specified therein, for purposes of receiving and holding in trust the assets held under the Plan.
1.43Valuation Date. “Valuation Date” means each day of the Plan Year during which the New York Stock Exchange is open for business and such other date or dates on which the Trustee determines the fair market value of the Trust Fund.
Article II
Effective Date
    The effective date of the Plan is June 1, 1985. The effective date of this amendment and restatement of the Plan is January 1, 2026.

Article III
Eligibility and Enrollment
3.01Present and Merger Employees. All Employees of a Participating Employer who were Participants on December 31, 2025 shall be Participants on January 1, 2026.
3.02Other Employees. Each Employee of a Participating Employer who is not a Participant under Section 3.01 shall be eligible to participate in the Plan as follows:
(a)Exempt and Salaried Employees. Each Employee of a Participating Employer who is classified by a Participating Employer as an exempt or nonexempt salaried Employee shall be eligible to participate in the Plan on the first day of the month coinciding with or immediately following the date of such Employee’s employment in such capacity, unless such day is a Saturday, Sunday or Participating Employer-recognized holiday, in which case the entry date shall be the following working day.

(b)Hourly Employees. Each Employee of a Participating Employer who is classified by a Participating Employer as an hourly Employee shall be eligible to participate in the Plan on the first day of the month coinciding with or immediately following the completion of 60 days of Continuous Service.
(c)Part-time, Seasonal, Temporary and Intern Employees. Each regular part-time, seasonal, temporary, and intern Employee shall become a Participant in the Plan on the first day of the month coinciding with or immediately following the date such Employee completes twelve (12) months of Continuous Service.
(d)Excluded from Participation. The following groups of individuals shall not participate in the Plan:
(i)Collectively Bargained Employees. Employees covered by a collective bargaining agreement (as defined by the United States Secretary of Labor) between Employees’ representatives and an Employer are not eligible to participate in the Plan if retirement benefits were the subject of good faith bargaining between such Employees’ representatives and the Employer and such collective bargaining agreement does not provide for participation in the Plan.
(ii)Leased Employees. An employee who is not reported on a Participating Employer’s payroll records as an employee subject to payroll tax withholding shall not be eligible to participate in the Plan regardless of whether a Participating Employer, a court, or an administrative agency later determines that such individual should have been classified as an employee subject to payroll tax withholding.
(iii)Non-resident Aliens. Employees who are non-resident aliens whose primary place of employment is not located in the United States and who have no U.S. source income are not eligible to participate in the Plan.
(iv)Independent Contractors or Consultants. Individuals who perform services pursuant to a contract or agreement (whether verbal or written) which provides that the individual is an independent contractor or a consultant are not eligible to participate in the Plan.
(v)Individuals Paid by Third Party. Individuals who perform services through, and are paid by, a third party, including an employee leasing or staffing agency, are not eligible to participate in the Plan.
(vi)Employees of Non-Participating Affiliates. Employees who are employed by an Affiliated Company that is not a Participating Employer are not eligible to participate in the Plan.
(vii)Individuals Not Receiving W-2 from Employer. Individuals who do not receive an IRS Form W-2 (or any replacement form) from an Employer are not eligible to participate in the Plan.
(viii)Puerto Rico Employees. Employees who are residents of Puerto Rico are not eligible to participate in the Plan.
(ix)Employees of an Acquired Company. Employees who are employed by a company acquired by the Company or Employer that has not been extended Plan participation are not eligible to participate in the Plan.
The above exclusions shall not be affected by the Employer’s misclassification of the individual’s employment status, or a determination by a court of competent jurisdiction, government agency,

arbitrator or other authority, that the individual is or was a common-law employee of the Employer, or that the Employer is or was a common-law employer, joint employer, single employer, or co-employer of the individual.
3.03Re-employment of Participant. If a former Participant is re-employed by a Participating Employer, such former Participant shall participate in the Plan immediately upon the date of re-employment.
3.04Enrollment. Each Eligible Employee may elect to make Elective Deferral Contributions in accordance with procedures established from time to time by the Plan Administrator.
Article IV
Elective Deferral Contributions
4.01General. Elective Deferral Contributions shall be made pursuant to an affirmative election of a Participant pursuant to Section 4.03 or by a negative election of a Participant pursuant to Section 4.04. A Participant’s election to this Section 4.01 applies to Compensation paid after the Participant’s severance from employment that is described in Section 1.40(c)(ii).
4.02Pre-Tax and Roth Elective Deferral Contribution Designation. Subject to any rules established by the Plan Administrator, a Participant may designate his/her Elective Deferral Contributions (including catch-up contributions under Section 4.08) as Pre-tax Elective Deferral Contributions, Roth Elective Deferral Contributions, or a combination thereof. Roth Elective Deferral Contributions are contributions that are treated as after-tax for federal income tax purposes—that is, such contributions shall be included in the gross income of the Participant for federal income tax purposes at the time of deferral in accordance with Code Section 402A.
Any designation made by a Participant shall be irrevocable after the Compensation to which the election relates becomes payable (or such date prior thereto as may be established by the Company) until changed in accordance with Sec. 4.05 with respect to future Elective Deferral Contributions (a retroactive designation or recharacterization is not permitted). In the absence of an affirmative designation by a Participant, his/her Elective Deferral Contributions shall be treated irrevocably as Pre-tax Elective Deferral Contributions.

4.03Affirmative Elections. Each Participant who would like to have Elective Deferral Contributions made on his or her behalf by the Participating Employer for a Plan Year must enter into an Elective Deferral Contribution Agreement a reasonable number of days prior to an applicable payroll date. The Elective Deferral Contribution Agreement shall provide for a reduction of the Participant’s Compensation on such applicable payroll date and each payroll date thereafter (or portion thereof for which the Elective Deferral Contribution Agreement is effective) in an amount equal to that percentage of his or her Compensation for any such payroll period set forth by the Participant in such Elective Deferral Contribution Agreement (hereinafter referred to as the “Reduction Percentage”). The Reduction Percentage may not exceed 50%.
4.04Negative Elections. The Company may implement the following negative election procedures from time to time:
(a)Automatic Enrollment. Each Participant eligible to make Elective Deferral Contributions who does not (i) affirmatively elect that his or her Compensation not be reduced and (ii) properly file such election within a reasonable number of days prior to an applicable payroll date, will be deemed to have elected a Reduction Percentage of 5% commencing as of the applicable payroll date. Such automatic enrollment shall only apply after the Plan Administrator provides to each such Participant a written notice a reasonable number of days prior to the applicable payroll date, explaining that his or her Compensation shall be reduced by a specified amount or percentage beginning with the applicable payroll date and continuing for each payroll date thereafter , with such reductions treated as Pre-Tax Elective Deferral Contributions (unless the Participant has elected only Roth Elective Deferral Contributions, in which case, the reductions will be treated as Roth Elective Deferral Contributions).
(b)Automatic Increase. Each Participant whose Reduction Percentage is more than 0% but less than 10% (including, but not limited to, a Reduction Percentage that is established pursuant to Sec. 4.04(a)) will be deemed to have elected to increase his or her Reduction

Percentage by one percentage point effective as of the applicable payroll date, unless the Participant (i) affirmatively elects that his or her Compensation not be so reduced and (ii) properly files such election within a reasonable number of days prior to the applicable payroll date. Such automatic increase shall only apply after the Plan Administrator provides to each such Participant a written notice a reasonable number of days prior to the applicable payroll date that explains the automatic increase and the Participant’s right to change his or her Reduction Percentage. This automatic increase feature shall not cause a Participant’s Reduction Percentage to exceed 10% and shall be made annually. The automatic increase feature provided by this subsection (b) shall increase the Participant’s Pre-Tax Elective Deferral Contributions unless that Participant has affirmatively elected only Roth Elective Deferral Contributions as of the applicable payroll date, in which case the automatic increase shall increase the Participant’s Roth Elective Deferral Contributions.
(c)The automatic enrollment and automatic increase features outlined in Sections 4.04(a) and (b) above do not apply to individuals who were actively employed by Polaris Boats LLC, Highwater Marine, LLC or Pontoon Boat, LLC on December 31, 2021.
4.05Changing Elections. A Participant may terminate or revise an Elective Deferral Contribution Agreement (including a deemed Elective Deferral Contribution Agreement pursuant to Section 4.04) during the Plan Year and file a new Elective Deferral Contribution Agreement directing the Employer to discontinue, decrease or increase Elective Deferral Contributions on his or her behalf for subsequent payroll periods during such Plan Year, or to change the designation of such Elective Deferral Contributions as Pre-Tax Elective Deferral Contributions or Roth Elective Deferral Contributions, by filing a new Elective Deferral Contribution Agreement within a reasonable number of days prior to the applicable payroll date that such direction is to take effect. A Participant’s termination of an Elective Deferral Contribution Agreement shall not terminate his or her participation in the Plan, and the Participant may file a new Elective Deferral Contribution Agreement in accordance with Section 4.03 to direct the Participating Employer to again make Elective Deferral Contributions on his or her behalf.
4.06Other Rules. The Plan Administrator may adopt such other rules for the administration of Elective Deferral Contributions as it determines is appropriate in its sole discretion.
4.07Limitation on Contributions. For any Plan Year the amount of a Participant’s Elective Deferral Contributions may be limited by the application of Section 4.09 or 6.05. In addition, Elective Deferral Contributions may be made by a Participant only to the extent that such contributions are permitted as a tax deduction for the Employer pursuant to Code Section 404.
4.08Catch-up Contributions. In accordance with any rules established by the Plan Administrator, all Participants who are eligible to make Elective Deferral Contributions under this Plan and who have attained age 50 before the close of the Plan Year may make Elective Deferral Contributions, which are catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of such catch-up contributions. Notwithstanding the foregoing, the Plan Administrator may recharacterize a Participant’s Catch-up Contributions as Elective Deferral Contributions if the annual Maximum Elective Deferral Contribution limit set forth in Code Section 402(g) has not yet been reached.
4.09Maximum Elective Deferral Contributions. A Participant’s Elective Deferral Contributions for a Plan Year (plus all other elective deferrals that may be excluded from the Participant’s gross income for federal income tax purposes pursuant to Code Section 401(k) under all other plans of the Employer in which the Participant participates for a Plan Year) may not exceed the amount set forth in Code Section 402(g) (including Catch-Up Contributions described in Section 4.08).
4.10Safe Harbor Status. The Plan meets the requirements set forth in Code Section 401(k)(12) and the regulations thereunder.
Article V
Employer Contributions

5.01Matching Contributions. For each payroll period, each Participating Employer shall contribute to the Trust Fund an amount equal to 100% of each Participant’s Elective Deferral Contributions up to, but not exceeding, 5% of the Participant’s Compensation for such payroll period. Catch-Up Contributions shall be matched to the extent required by law in the case of non-highly compensated participants. Each such Matching Contribution shall be allocated solely to the Account of the Participant whose Elective Deferral Contributions are matched by the Matching Contribution. All such Matching Contributions shall be delivered to the Trustee no later than the due date of the Participating Employer’s federal income tax return, including any extensions, for the Plan Year with respect to which such Matching Contributions are made.
Each Participating Employer may make annual additional Matching Contributions to the Accounts of Participants in accordance with such nondiscriminatory rules as may be established and communicated from time to time so that certain Participants are able to benefit from Matching Contributions throughout any particular Plan Year, provided that such additional contributions do not exceed the maximum amounts described in the Plan and the maximum amounts that such Participants would have received had their contributions been made throughout the duration of any particular Plan Year.

    Pursuant to IRS Rev. Proc. 2021-30 (EPCRS) and for the 2021 plan year only, the matching contribution rate on a per pay period basis for the Boats Plan was two percent (2%) of the first four percent (4%) of a Boats Plan participant’s eligible compensation.

5.02Nonmatching Contributions.

(a)For each Plan Year, each Participating Employer may make Nonmatching Contributions on behalf of each Eligible Participant for such Plan Year in an amount equal to the percentage of such Participant’s Compensation for such Plan Year determined by such Participating Employer for such Plan Year. The percentage designated by a Participating Employer for a Plan Year shall be uniform among all Eligible Participants employed by such Participating Employer.
(b)A Participant is an Eligible Participant for a Plan Year if such Participant (i) is employed on the last day of such Plan Year, and completes at least 1,000 Hours of Service during such Plan Year, or (ii) dies, becomes disabled or incurs a severance from employment on or after age 55 during such Plan Year. For purposes of this Section 5.02(b), a Participant is “disabled” if such Participant is entitled to receive long-term disability benefits under a long-term disability plan sponsored by the Employer or is entitled to receive Social Security disability benefits.
(c)The amount contributed by a Participating Employer on behalf of a Participant pursuant to Section 5.02(a) shall be allocated to such Participant’s Nonmatching Contribution Account.
(d)Nonmatching Contributions described in this Section 5.02 shall be delivered to the Trustee no later than the due date of the Participating Employer’s federal income tax return, including extensions, for the Plan Year with respect to which such Nonmatching Contributions are made.
5.03Further Limitation on Employer Contributions. In no event may the sum of the Matching Contributions and Nonmatching Contributions for any Plan Year exceed (a) the deductible amount for such Plan Year for federal income tax purposes under the applicable provisions of the Code or (b) the amount permitted under Section 6.05.

5.04Safe Harbor Status. The Plan meets the requirements set forth in Code Section 401(m)(10) and the regulations thereunder.

Article VI
Participant Accounts and Allocations
6.01Accounts. The Committee shall create and maintain adequate records to disclose the interest in the Trust Fund of each Participant. Such records shall be in the form of individual Accounts, and credits and debits shall be made to such Accounts in the manner herein described. When appropriate, a Participant’s Account shall accurately reflect separate accounts as described in Section 1.01. The maintenance of separate accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund for any such account is not required.
Additionally, Accounts maintained in the Plan as a result of the Boats Plan merger are listed in Section 1.01. The meaning and purpose of such Boats Plan Accounts under the Plan shall be the same as was described in the Boats Plan prior to the merger or as determined by the Plan Administrator. The Plan Administrator may create additional Accounts even if they are not reflected in Section 1.01.

6.02Determination of Value. At each Valuation Date, the Trustee shall determine or cause to be determined the fair market value of all assets comprising the Trust Fund.

6.03Credits to Participant Accounts. As of each Valuation Date, each Participant’s Account shall be credited with the following:
(a)All contributions made on behalf of such Participant since the immediately preceding Valuation Date; and
(b)The Participant’s share of the investment income and realized and unrealized capital gains for the period commencing on the immediately preceding Valuation Date and ending on the then current Valuation Date.
6.04Debits to Participant Accounts. As of each Valuation Date, each Participant’s Account shall be debited with any amount withdrawn by, or distributed to, such Participant. Amounts so withdrawn or distributed shall be allocated among the Participant’s applicable Accounts in accordance with the provisions of the Plan pursuant to which the withdrawal or distribution is made. Each Participant’s Account shall also be debited, as of each Valuation Date, with the Participant’s share of any realized or unrealized capital losses for the period commencing on the prior Valuation Date and ending on the then current Valuation Date.
6.05Allocation Limitations. For each Plan Year, the Annual Addition to a Participant’s Account, plus any annual additions allocated to such Participant under any other defined contribution plan (including voluntary employee contribution accounts in a defined benefit plan, key employee accounts under a welfare benefit plan described in Code Section 419, Employer contributions allocated to an individual retirement account under Code Section 408 and individual medical accounts, as defined in Code Section 415(l)(2), maintained by the Employer, which provide Annual Additions) of the Employer or a predecessor employer to the extent provided by Treasury Regulation Section 1.415(f)-1(c), shall, except as permitted by Code Section 414(v), not exceed the lesser of:
(a)$72,000 for Plan Year commencing in 2026 or later, adjusted for each subsequent Plan Year to reflect cost-of-living increases under Code Section 415(d).
(b)100% of such Participant’s Section 415(c) Compensation during such Plan Year.
If Annual Additions exceed the limitations set forth in this Section, correction will be made in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2021-30, or any subsequent guidance.

Article VII
Investments
7.01Responsibility for Plan Investments.

(a)Contributions under the Plan shall be invested in such forms of investment, including, but not limited to, mutual funds, collective trust funds and pooled income accounts, as are made available by the Plan Administrator. The Committee is the named fiduciary of the Plan with respect to the management of Plan assets, except to the extent that a Participant directs the investment of the assets in his or her Account.
(b)Each Participant may elect to have the amounts credited to his or her Account invested in such forms of investment as are made available from time to time under the Plan. The Participant shall be fully responsible for the election of investment options made under appropriate rules and procedures adopted by the Plan Administrator. The Trustee, the Plan Administrator, the Company and the officers, supervisors and other employees of the Company, are not empowered to advise a Participant as to the manner in which his or her Account shall be invested. The fact that a fund or other investment is available to Participants for investment under the Plan may not be construed as a recommendation for investment in that fund or other investment.
(c)It is intended that each Participant have the ability to exercise control over the assets in the Participant’s Account in accordance with the requirements of ERISA Section 404(c) and the requirements of Department of Labor Regulations Section 2550.404(c)-1 and any successor regulation thereunder. Therefore, neither the Plan Trustee nor any other Plan fiduciary, within the meaning of Title I of ERISA, shall be liable for any losses in a Participant’s Account which result from investment instructions given by such Participant.
7.02Administration of Plan Investments.
(a)The Plan Administrator from time to time shall establish non-discriminatory rules and regulations governing investment elections made by Participants and the transfer of amounts among investment funds. Included within such power of the Plan Administrator to establish such rules and regulations, but not by way of limitation, are the following powers and rights:
(i)To temporarily invest contributions which are pending directed investment in a specific investment fund, determined by the Plan Administrator;
(ii)To establish rules with regard to the transfer of all or any part of the balance of an Account of a Participant from one investment fund to another; and
(iii)To maintain any part of the assets of any investment fund in cash, or in demand or short-term time deposits bearing a reasonable rate of interest (including demand or short-term deposits), or in a short-term investment fund that provides for the collective investment of cash balances or in other cash equivalents having ready marketability, including, but not limited to, U.S. Treasury Bills, commercial paper, certificates of deposit (including such certificates of deposit of or with the Trustee), and similar types of short-term securities, as may be deemed necessary by the Trustee in its sole discretion.
(b)The Plan Administrator shall maintain a set of accounts for each investment fund. The accounts of the Plan Administrator for each investment fund shall indicate separately the dollar amounts of all contributions made to such investment fund by or on behalf of each Participant from time to time. The Plan Administrator shall compute or cause to be computed the net income from investments and net profits or losses arising from, as of a given Valuation Date, the sale, exchange, redemption or other disposition of assets, and shall debit or credit as the case may be, such income, profits or losses to the unsegregated balance in each investment fund from time to time.
(c)As permitted under procedures established by the Plan Administrator, each Participant who elects to participate in the Plan shall designate the particular percentage of those contributions (which are subject to Participant direction of investment) which are to be deposited in the various available investment funds. Designations shall be limited to such reasonable increments as determined by the Plan Administrator. If any Participant fails to make a designation by the appropriate date, such Participant shall be deemed to have designated an investment fund as determined by the Plan Administrator.
(d)Notwithstanding anything contained herein to the contrary, the Plan Administrator shall have the right to designate the particular percentage of the contributions for a particular type of Account which are to be deposited in the various available investment funds (irrespective of whether or not such contributions are subject to Participant direction of investment).
7.03Reallocation of Assets Among Investment Funds. A Participant may elect to shift the aggregate amount or reasonable increments (as determined by the Plan Administrator) of the balance of the Participant’s existing Account among the various available investment funds at such times as are permitted under the Plan. The Participant must make such election and inform the Plan Administrator of such election under procedures established by the Plan Administrator from time to time.
7.04 [RESERVED]
7.05Investments in the Polaris Stock Fund. The Polaris Stock Fund shall be included among the forms of investment made available under the Plan, subject to the following:
(a)     No Participant may direct that more than 25% of the contributions on such Participant’s behalf be invested in the Polaris Stock Fund.
(b)     A Participant, Beneficiary following the death of the Participant, or alternate payee under a qualified domestic relations order (each as defined in Code Section 414(p)) may elect at any time to convert all or any number of his or her unit interests in the Polaris Stock Fund credited to his or her Accounts to cash and have such cash be invested in the other investment funds available under the Plan.

The trust agreement for the Plan describes the rules governing the voting and tender rights related to Polaris common stock. Participants will be the named fiduciary under ERISA and other applicable law with respect to any voting or tender rights exercised by the Participants.

Effective on or about January 21, 2022, all references to the Polaris Stock Fund in this Plan shall mean Polaris Stock. Prior to January 21, 2022, the Polaris Stock Fund functioned as a unitized fund (stock is held in units as opposed to shares). Each unit was made up of company stock, plus short-term investments. As of January 21, 2022, the Polaris Stock Fund transitioned from a unitized fund to a “real-time trading” investment, meaning that this investment option now only holds shares of Polaris common stock.

Article VIII
Vesting and Forfeitures
8.01Vesting in General. Except as otherwise provided, each Participant shall have a 100% fully vested interest in his or her Account at all times.
8.02Vesting Schedule for Former Boats Plan Participants Terminated Prior to January 1, 2021. With respect to the Prior Employer Contributions Account for any former Boats Plan participant who terminated employment with the Employer prior to January 1, 2021, the following vesting schedule shall apply:

Years of Vesting Service	Vesting Percentage
0	0%

1	25%
2	50%
3	75%
4	100%

Such former Boats Plan participants who terminated employment with the Employer prior to January 1, 2021, shall become 100% vested upon death, disability or the attainment of age fifty-five (55). For purposes of this Section 8.02, a Participant is “disabled” if such Participant is entitled to receive long-term disability benefits under a long-term disability plan sponsored by the Employer or is entitled to receive Social Security disability benefits.

8.03Vesting Schedule for Former Boats Plan Participants Hired by Rinker Boat Company, LLC Prior to March 1, 2007. Any former Boats Plan participants hired by Rinker Boat Company, LLC prior to March 1, 2007, shall be 100% immediately vested in matching employer contributions and discretionary match contributions made under the Boats Plan.
8.04Forfeitures. Any portion of a Participant’s Accounts that does not vest will be regarded as forfeited at the earlier of a) when such Participant’s Account is completely distributed or deemed distributed under Article 9, or b) after a Participant incurs five consecutive vesting breaks. Benefits of lost or missing participants may also be considered forfeited in accordance with applicable law and at the discretion of the Plan Administrator. The Plan Administrator, in its sole discretion, may use such forfeited amounts to reduce Employer contributions and/or to pay reasonable administrative expenses of the Plan. Pending allocation to reduce Employer contributions or pay administrative expenses, such amounts will be invested as directed by the Plan Administrator.
8.05Restoration of Forfeitures. In accordance with applicable law, if a Participant is reemployed by the Employer or an Affiliated Company before five (5) consecutive vesting breaks, and such Participant had received, or was deemed to have received, a distribution of such Participant’s Vested Account prior to his or her reemployment, the forfeitures shall be restored in full, but unadjusted for any gains or losses occurring since the forfeiture, if the Participant repays the full amount distributed before the earlier of five (5) years after the first date on which the Participant is reemployed and the close of the first period of five (5) consecutive vesting breaks commencing after the distribution, or in the event of a deemed distribution, upon the reemployment of such Participant.

Article IX
Distributions and Loans
9.01Severance From Employment (Other Than Death). A Participant shall be entitled to receive a distribution of his or her Account at any time following such Participant’s severance from employment with the Employer in accordance with procedures established from time to time for such purpose by the Plan Administrator. Except as otherwise provided in this Article IX, the Participant’s written consent to such distribution shall be required prior to any such distribution. Subject to any rules established by the Plan Administrator, such distribution shall be made in the form of either (1) a single sum, whether as a total distribution of the Participant’s Account, or as an unscheduled partial distribution of the Participant’s Account in an amount specified by the Participant, or (2) installments determined in accordance with administrative rules.
9.02Death of Participant. In the event of the Participant’s death, such Participant’s Account shall be distributed to such Participant’s Beneficiary in the form of a lump sum at the time elected by the Beneficiary, but not later than (a) if the Participant died before distributions were required to begin pursuant to Section 9.05, (i) December 31 of the fifth calendar year following the calendar year in which the Participant’s death occurs, or, (ii) if the Beneficiary is the Participant’s spouse, December 31 of the year in which the Participant would have attained age 72, or (b) if the Participant dies after distributions were required to begin pursuant to Section 9.05, December 31 of the year in which the Participant died.

9.03Hardship Withdrawals. A Participant who is eligible to participate in the Plan may, in the event of financial hardship and upon submission of a request in accordance with procedures established from time to time by the Plan Administrator, withdraw from his or her Pre-Tax Elective Deferral Contribution Account, Profit Sharing Account, Pre-Tax Catch-up Account, ESOP Diversification Account, Roth Catch-up Account, Roth Elective Deferral Contribution Account, Rollover Contribution Account, Roth Rollover Contribution Account, In-Plan Roth Rollover Contribution Account, and In-Plan Roth Transfer Account, subject to the following:
(a)Amount Eligible for Hardship Withdrawal. Notwithstanding anything to the contrary and subject to applicable law, a Participant may apply for a hardship withdrawal from the Participant’s eligible Accounts (excluding amounts the Participant has borrowed from such eligible Accounts and any earnings applicable to such eligible Accounts) to meet an immediate and heavy financial need for which funds are not reasonably available from other resources of the Participant. For the purposes of this Section 9.03, the following is an exclusive list of financial needs of a Participant which are deemed to be immediate and heavy:
(i)Unreimbursed expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed the limits under Code Section 213(a) relating to the applicable percentage of adjusted gross income and recipients of the medical care) that were previously incurred by the Participant or the Participant’s spouse or dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));
(ii)Costs directly related to the purchase of the principal residence of the Participant, other than mortgage payments;
(iii)Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or the Participant’s spouse, children or dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));
(iv)Payments necessary to prevent the eviction of the Participant from his or her residence or prevent foreclosure of a mortgage on the Participant’s principal residence;
(v)Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B));
(vi)Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to Code Section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income);
(vii)Payment of expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency under the Robert T. Stafford Disaster Relief and Emergency Assistance Act (Public Law 100–707), provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by the Federal Emergency Management Agency for individual assistance with respect to the disaster;
(viii)Other expenses provided for in revenue rulings, notices, or other documents of general applicability published by the Commissioner of Internal Revenue, but only to the extent permitted by the Plan Administrator in its sole discretion.

(b)Order of Hardship Withdrawal from Accounts. Any hardship withdrawal shall be taken from the Participant’s eligible Accounts in accordance with the procedures established from time to time by the Plan Administrator.
(c)Additional Conditions for Hardship Withdrawal. Notwithstanding anything to the contrary in the Plan, the following provisions apply to any Participant who makes a hardship withdrawal under the Plan:
(i)A Participant must represent in writing, either on paper or using an electronic medium or such other form as may be prescribed by the IRS Commissioner, that the Participant has insufficient cash or other liquid assets reasonably available to satisfy the financial need. Furthermore, in accordance with rules and procedures established by the Plan Administrator, a Participant shall certify that the immediate and heavy financial need could not be satisfied in whole or in part from other resources reasonably available to the Participant and that the Participant has obtained all other in-service withdrawals and distributions (excluding hardship withdrawals and nontaxable loans) available under this Plan and any other plan maintained by the Employer. In addition, as requested by the Plan Administrator (or its designee), a Participant shall provide evidence of the immediate and heavy financial need. In all instances, the Participant shall be responsible for retaining copies of the documents or records evidencing the immediate and heavy financial need.
(ii)Any hardship withdrawal approved by the Plan Administrator (or its designee) shall not exceed the amount required to meet the immediate and heavy financial need created by the hardship plus any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the hardship withdrawal.
(d)Administration of Hardship Withdrawal Provisions. The Plan Administrator shall establish a uniform and non-discriminatory policy for reviewing Participant applications for hardship withdrawals under this Section 9.03. The Plan Administrator (or its designee) will determine whether a financial hardship exists and the amount to be paid as a result of the hardship. When making this determination, the Plan Administrator (or its designee) may rely on the Participant’s representation that the immediate and heavy financial need could not be satisfied in whole or in part by other resources reasonably available to the Participant.
9.04Nonhardship Distributions Prior to Severance From Employment. A Participant who has attained age 59½ but who has not incurred a severance from employment with the Employer may withdraw any portion of his or her vested Account balance in accordance with procedures established from time to time by the Plan Administrator. A Participant who has attained age 65 but who has not incurred a severance from employment with the Employer may withdraw any portion of his or her vested Account balance in accordance with procedures established from time to time by the Plan Administrator. A Participant who has not incurred a severance from employment with the Employer may, regardless of age, withdraw any portion of his or her Rollover Contribution Account, Roth Rollover Contribution Account, In-Plan Roth Rollover Contribution Account, or In-Plan Roth Transfer Account, in accordance with procedures, including but not limited to any ordering rules, established from time to time by the Plan Administrator.
9.05Required Distributions. Notwithstanding any other provision of this Article IX:
(a)A Participant may, in accordance with such procedures as the Plan Administrator prescribes, elect (and thereby consent) to have the distribution of the Participant’s Accounts commence as soon as administratively practicable following the first to occur of the Participant’s termination of employment or retirement. For purposes of this Section 9.05(a), “retirement” means termination of a Participant’s employment with the Company or a subsidiary after he has attained age fifty-nine and one-half (59 ½). If a Participant’s vested Account balances do not exceed $7,000 (or such larger amount as may be permitted by the Code) as of the date the distribution is to commence and after application of the Participant’s Account balances against the unpaid balance of any loan pursuant to Section 9.07(h), the Participant’s vested Account balances shall be distributed in accordance with the following rules:
(i)If the Participant’s vested Pre-tax Account balances exceed $1,000 (including that portion of the Participant’s Account balances attributable to Rollover Contributions and earnings allocable thereto) but do not exceed $7,000 (excluding that portion of the Participant’s Account balances attributable to Roth Contributions and Roth Rollover Contributions (and earnings allocable thereto)), and the Participant does not elect to have the distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in a single lump sum payment, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator as soon as administratively practicable following the Participant’s termination of employment or retirement in accordance with the Plan Administrator’s procedures. Such Pre-tax Accounts shall be determined and aggregated in accordance with procedures established from time to time by the Plan Administrator for purposes of this Section 9.05(a)(i). Notwithstanding the foregoing, Account balances described above for which the Plan Administrator does not have identifying information sufficient to make such rollover distributions shall be retained in the Participant’s Account, subject to Section 8.04.
(ii)If the Participant’s vested Roth Account balances exceed $1,000 (including that portion of the Participant’s Account balances attributable to Roth Rollover Contributions and earnings allocable thereto) but do not exceed $7,000 (excluding that portion of the Participant’s Account balances attributable to Pre-tax Contributions and Rollover Contributions (and earnings allocable thereto)), and the Participant does not elect to have the distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in a single lump sum payment, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator as soon as administratively practicable following the Participant’s termination of employment or retirement in accordance with the Plan Administrator’s procedures. Such Roth Accounts shall be determined and aggregated in accordance with procedures established from time to time by the Plan Administrator for purposes of this Section 9.05(a)(ii). Notwithstanding the foregoing, Account balances described above for which the Plan Administrator does not have identifying information sufficient to make such rollover distributions shall be retained in the Participant’s Account, subject to Section 8.04.
(iii)If the Participant’s vested balances in either their Pre-tax or their Roth Accounts do not exceed $1,000 (including that portion of the Participant’s Account balances that is attributable to Rollover Contributions and Roth Rollover Contributions (and earnings allocable thereto), and their entire account balance including that portion of the Participant’s Account balances that is attributable to Rollover Contributions and Roth Rollover Contributions (and earnings allocable thereto)), then the Plan Administrator will pay the distribution to the Participant in a single lump sum for their Pre-tax or their Roth Accounts as soon as administratively practicable following the Participant’s termination of employment or retirement in accordance with the Plan Administrator’s procedures. Such Pre-tax and Roth Accounts shall be determined and aggregated in accordance with procedures established from time to time by the Plan Administrator for purposes of this Section 9.05(a)(iii).

(iv)In accordance with Section 9.06(b) of the Plan and notwithstanding any provision of the Plan to the contrary, a direct rollover of an eligible rollover distribution from a Roth Account under the Plan will only be made to another Roth elective deferral account under a plan qualified under Code Section 401(a) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c). Section 9.06 of the Plan shall be applied by treating any amount distributed from a Participant’s Roth Account as a separate distribution from any amount distributed from the Participant’s other Pre-tax Accounts under the Plan, even if the amounts are distributed at the same time. The Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth Account if the amount of the distribution that is an eligible rollover distribution is reasonably expected to total less than $1,000 during a year. Any distribution from a Participant’s Roth Account is not taken into account in determining whether distributions from a Participant’s other Pre-tax Accounts are reasonably expected to total less than $1,000 during a year. However, amounts attributable to a Participant’s Roth Account are treated as distributions from the Plan separate from the Plan containing amounts attributable to all the Participant’s other Pre-tax Account balances under the Plan when determining whether the total amount of the Participant’s Account balances under the Plan exceeds $1,000 for purposes of the mandatory distributions from the Plan under Section 9.05(a)(ii).
(b)Minimum distributions will be made starting no longer than the Participant’s Required Beginning Date in such amounts necessary to comply with the required minimum distribution rules of Code Section 401(a)(9) (including the incidental death benefit rules of Code Section 401(a)(9)(G)). In the case of a Participant who is a 5% owner of the Employer, such Participant’s Required Beginning Date is April 1 of the calendar year in which the Participant attains 72 (if the Participant reaches age 72 before December 31, 2022), or the April 1 of the calendar year in which the Participant reaches age 73 (if the Participant reaches age 72 after December 31, 2022). In the case of a Participant who is not a 5% owner of the Employer (within the meaning of Code Section 416), such Participant’s Required Beginning Date is April 1 of the calendar year the later of:
(i)The calendar year in which the Participant attains age 72 (if the Participant reaches age 72 before December 31, 2022), or age 73 (if the Participant reaches age 72 after December 31, 2022); or
(ii)The calendar year in which the Participant retires.
Notwithstanding anything in the Plan to the contrary, the provisions of this Section 9.05(b) shall be administered in accordance with applicable law.

9.06Rollover Distributions. Notwithstanding any provision of the Plan that would otherwise limit a distributee’s election under this Section 9.06, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this Section 9.06, the following terms have the meanings set forth below:
(a)Eligible Rollover Distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, subject to the following:
(i)An eligible rollover distribution does not include:
(1)Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies)

of the distributee and the distributee’s designated beneficiary, or for a specified period of 10 years or more;
(2)Any distribution to the extent such distribution is required under Code Section 401(a)(9);
(3)The portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and
(4)The portion of any distribution that is a hardship distribution.
(ii)Notwithstanding anything in this Section 9.06 to the contrary, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of nondeductible employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or 408(b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.
(b)Eligible Retirement Plan. An eligible retirement plan includes an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan that accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). Eligible retirement plan means, with respect to a Participant (and not the Participant’s surviving spouse or other Beneficiary), a Roth individual retirement account or annuity under Code Section 408A. Eligible retirement plan means, with respect to an individual who is a designated Beneficiary of the Participant (as defined in Code Section 401(a)(9)(E)) and who is not the surviving spouse of the Participant, an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b). For an eligible rollover distribution from a Roth Elective Deferral Contribution Account, Roth Rollover Contribution Account, In-Plan Roth Rollover Contribution Account, or In-Plan Roth Transfer Account, an eligible retirement plan shall mean only a Roth individual retirement account described in Code Section 408A or a designated Roth account (described in Code Section 402A(c)(3)(A)(i)) under an applicable retirement plan as defined in Code Section 402A(e)(1).
(c)Distributee. A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse. A Distributee shall also include an individual who is a designated Beneficiary of the Participant (as defined in Code Section 401(a)(9)(E)) and who is not the surviving spouse of the Participant.
(d)Direct Rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

9.07Participant Loans. The Plan Administrator may, in its sole discretion, authorize and direct the Trustee to make a loan or loans to a Participant, or a Participant’s Beneficiary in the event of such Participant’s death (the “borrower”). Loans to Participants or their Beneficiaries who are not “parties in interest” shall be permitted only to the extent required by applicable law or otherwise provided in the guidelines described in the following sentence. Any loans under the Plan shall be made pursuant to written guidelines adopted by the Plan Administrator which are intended to implement this Section 9.07. Such guidelines will include, among other things, the identity of the person or persons authorized to administer the Participant loan program, the procedure for applying for loans, the basis on which loans are approved or denied, the limitations, if any, on the types and amount of loans offered, the procedure under the program for determining a reasonable rate of interest, the types of collateral which may secure a Participant loan, the events constituting default and the steps that will be taken to preserve Plan assets in the event of such default, and provisions to implement the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Such guidelines shall be consistent with the following rules:
(a)A written request shall be filed by the borrower with the Plan Administrator on a form prescribed by it. If the borrower’s death should occur prior to the time the amount requested is actually disbursed to the borrower, the borrower’s request for such a loan shall be deemed cancelled and of no effect.
(b)Upon application by the borrower, the Plan Administrator may authorize a loan if the aggregate amount of loans outstanding to a borrower, as determined immediately after the loan is made, under the Plan and any other plans and trusts described under Code Section 72(p)(4) maintained by the Employer will not exceed the lesser of (i) $50,000, reduced by the excess, if any, of the highest outstanding balance of loans from such plans during the one-year period ending on the day before the date the loan is made over the outstanding balance of loans from such plans on the date the loan is made; or (ii) the greater of 50% of the amount of such borrower’s nonforfeitable interest in such borrower’s applicable accounts under the Plan.
(c)The Plan Administrator shall determine the rate of interest to be paid, which shall be a reasonable rate of interest within the meaning of Code Section 4975(d)(1), ERISA Section 408(b) and the regulations thereunder.
(d)The Plan Administrator shall determine the term for repayment of the loan, which shall not exceed 5 years unless the loan is used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time of the loan is made) as the principal residence of the borrower.
(e)Except as otherwise permitted in regulations prescribed by the Secretary of the Treasury under Code Section 72(p), the loan shall be repaid in substantially equal installments (not less frequently than quarterly) of principal and interest over the term of the loan; provided, however, that nothing in this Section 9.07(e) shall be construed as prohibiting either the repayment or acceleration of such loan prior to the end of such term or the use of a variable interest rate.
(f)No loan shall be made to any borrower who is an owner-employee or shareholder-employee, or a relative of any such owner-employee or shareholder-employee, unless and to the extent any such loan or such class of loans has been granted an exemption by the Secretary of Labor from the prohibited transaction provisions of the Code and ERISA.
(g)The loan must at all times be adequately secured. The Plan Administrator shall require that the borrower’s beneficial interest hereunder be assigned as security for repayment of the loan and any interest accrued thereon; provided, however, that such assignment shall be ineffective and void for any period of time during which the loan fails to comply with the provisions of Code Section 4975(d)(1).
(h)If any such outstanding loan or loans are not paid as and when due, the Plan Administrator shall take all reasonable steps to assure repayment. As a last resort, the amount of such outstanding loan or loans, and interest accrued thereon, shall be deducted from the value of such borrower’s account upon the earliest of (i) termination of the borrower’s employment with the Employer, (ii) the occurrence of any other event giving rise to a distribution permitted or required under the provisions of the Plan and applicable law, and (iii) the date set forth in the promissory note or loan agreement as the last date on which a default can be cured; provided, however, that clause (iii) shall not apply with respect to amounts attributable to Elective Deferral Contributions. Notwithstanding any other provisions of the Plan, the Plan Administrator shall distribute the promissory note evidencing the participant loan under any circumstances permitting a distribution hereunder in full or partial satisfaction of such loan unless such loan is repaid at or before the time of such distribution. All costs and expenses incurred by the Plan, the Trustee or the Plan Administrator in attempting to collect or enforce repayment of a loan which is in default shall be charged to such borrower so as to increase such borrower’s repayment obligation hereunder.
(i)The value of any such loan for all purposes hereof shall be considered to be the full unamortized principal balance of such loan plus accrued interest thereon as of the applicable valuation date.
(j)None of the provisions set forth above under Section 9.07 shall affect or require any change to the provisions of any loan from the Plan to a borrower which (i) was made prior to the effective date of the applicable provisions, and (ii) was not renewed, extended, renegotiated or revised on or after such effective date.
(k)With respect to loan repayments during periods of military and government service of the borrower, loan repayments will be suspended under the Plan as permitted under Code Section 414(u)(4).
(l)In addition to any circumstances described in the Plan’s loan guidelines, in the event of a business divestiture, corporate spinoff or similar transaction, all outstanding loans of Participants affected by such transaction may continue to be paid pursuant to the original loan agreement in accordance with any rules established by the Plan Administrator.
9.08CARES Act Distributions. Effective as of January 1, 2020, Coronavirus-affected Participants may designate all or a portion of a qualifying distribution as a Coronavirus-Related Distribution pursuant to the following:
(a)A “Coronavirus-Related Distribution” means any distribution made from January 1, 2020, to December 30, 2020, to a Coronavirus-affected Participant, to the extent that such distribution, when aggregated with all other Coronavirus-Related Distributions to the Coronavirus-affected Participant (including the aggregate amount of such distributions from all plans maintained by the Employer and any Affiliated Company), does not exceed $100,000. A Coronavirus-Related Distribution must be made in accordance with the distribution provisions of the Plan, except that:
(i)A Coronavirus-Related Distribution shall be deemed to be made after the occurrence of any distributable events otherwise applicable under Code Section 401(k)(2)(B)(i); and
(ii)The requirements of Code Sections 401(a)(31), 402(f), and 3405 shall not apply.
(b)A Participant is a Coronavirus-affected Participant if:
(i)The Participant, the Participant’s spouse or dependent is diagnosed with the virus SARS-CoV-2 or with the coronavirus disease (“COVID-19”) by a test approved by the Centers for Disease Control and Prevention.

(ii)The Participant, the Participant’s spouse or a member of the Participant’s household experience adverse financial consequences due to SARS-CoV-2 or COVID-19 as a result of:
(1)a reduction in pay (or self-employment income);
(2)being quarantined;
(3)being furloughed;
(4)being laid off;
(5)having work hours reduced;
(6)being unable to work due to the lack of childcare;
(7)the closing or reduction in hours of a business that the Participant, the Participant’s spouse, or a member of the Participant’s household own or operate; or
(8)having a job offer rescinded or start date for a job delayed due to COVID-19.
(c)In accordance with any applicable regulatory guidance, a Participant who received a Coronavirus-Related Distribution may repay the Coronavirus-Related Distribution to the Plan in one or more contributions, provided such Coronavirus-Related Distribution is eligible for tax-free rollover treatment. Any such re-contribution:
(i)Will be treated as having been made in a direct rollover to the Plan;
(ii)Must be made during the three-year period beginning on the day after the date on which such distribution was received;
(iii)If made in three payments, must be made payable over a three-year period, starting the year in which the Coronavirus-Related Distribution was received; and
(iv)Cannot exceed the amount of such distribution.
9.09Qualified Birth or Adoption Distributions. Qualified birth or adoption distributions (“QBAD”) are available under the Plan. A QBAD is defined under the Code as any distribution of up to $5,000 from the Plan to an individual if made during the one-year period beginning on the date on which a child of the individual is born or the legal adoption of an eligible adoptee is finalized. An individual receiving a QBAD may recontribute the QBAD (but not more than the aggregate amount of the QBAD) to the Plan. QBADs and the associated recontributions will be permitted under the Plan in accordance with the Setting Every Community Up for Retirement Enhancement (“SECURE”) Act of 2019, the applicable regulations and other guidance of general applicability issued by the IRS, and subject to Plan administration rules.
Article X
Minimum Distribution Requirements
10.01General Rules.
(a)Precedence. The requirements of this Article X will take precedence over any inconsistent provisions of the Plan.
(b)Requirements of Treasury Regulations Incorporated. All distributions required under this Article X will be determined and made in accordance with the regulations under Code Section 401(a)(9).

10.02Time and Manner of Distribution.
(a)Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.
(b)Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(i)If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or, effective as of January 1, 2020, by December 31 of the calendar year in which the Participant would have attained age 72, if later.
(ii)If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
(iii)If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iv)If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 10.02(b), other than Section 10.02(b)(i), will apply as if the surviving spouse were the Participant.
For purposes of this Section 10.02(b) and Section 10.04, unless Section 10.02(b)(iv) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 10.02(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 10.02(b)(i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 10.02(b)(i)), the date distributions are considered to begin is the date distributions actually commence.

(c)Forms of Distribution. Unless the Participant’s interest is distributed in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 10.03 and 10.04.
10.03Required Minimum Distributions During Participant’s Lifetime.
(a)Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:
(i)the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or
(ii)if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the

Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.
(b)Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 10.03 beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
10.04Required Minimum Distributions After Participant’s Death.
(a)Death On or After Date Distributions Begin.
(i)Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:
(1)The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(2)If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.
(3)If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
(ii)No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(b)Death Before Date Distributions Begin.
(i)Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Section 10.04(a).

(ii)No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iii)Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 10.02(b)(i), this Section 10.04(b) will apply as if the surviving spouse were the Participant.
10.05Definitions. For purposes of this Article X, the following terms have the meanings set forth below:
(a)Designated Beneficiary. The individual who is designated as the Beneficiary under Section 1.05 and is the designated beneficiary under Code Section 401(a)(9) and Treasury Regulation Section 1.401(a)(9)-1, Q&A-4.
(b)Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 10.02. The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s required beginning date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.
(c)Life Expectancy. Life expectancy as computed by use of the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9.
(d)Participant’s Account Balance. The Account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.
(e)Required Beginning Date. The date specified in Section 9.05.
10.06SECURE Act of 2019, CARES Act of 2020 and SECURE 2.0 Act. Effective January 1, 2020, the SECURE Act of 2019 made certain changes to the distribution requirements for qualified retirement plans. In the event of a conflict between the provisions of this Plan and the SECURE Act, the Plan will be administered to comply with the required provisions of the SECURE Act and any applicable regulatory guidance.
Further and effective January 1, 2020, the Plan will be administered to comply with the provisions of the CARES Act and any applicable regulatory guidance. Accordingly, required minimum distributions (“RMDs”) for 2020 are suspended unless a Participant or a beneficiary elects to receive the distribution. Section 2203(a) of the CARES Act added Code Section 401(a)(9)(I). Code Section 401(a)(9)(I)(i) provides for a waiver of RMDs for defined contribution plans 2020. Code Section 401(a)(9)(I)(ii) provides that this waiver also applies to the 2019 RMD for an individual who has a required beginning date of April 1, 2020, that was not paid in 2019

(and therefore would have been due to be paid between January 1, 2020, and April 1, 2020). Code Section 401(a)(9)(I)(iii)(II) provides that if the rule described in Code Section 401(a)(9)(B)(ii) applies to a beneficiary (under which the entire amount of the plan must be distributed within 5 years of the participant’s death), then the 5-year period is determined without regard to 2020. Code Section 401(a)(9)(I)(iii)(I) provides that an individual’s required beginning date is determined without regard to Code Section 401(a)(9)(I) for purposes of applying Code Section 401(a)(9) for calendar years after 2020.

Section 2203(b) of the CARES Act amended Code Section 402(c)(4) to provide that any amount distributed during 2020 that is an eligible rollover distribution, but would not have been an eligible rollover distribution had Code Section 401(a)(9) applied during 2020, is not treated as an eligible rollover distribution for purposes of Code Section 401(a)(31) (relating to direct and automatic rollovers of eligible rollover distributions), Code Section 402(f) (relating to notices to recipients of eligible rollover distributions), and Code Section 3405(c) (relating to mandatory 20-percent withholding on eligible rollover distributions).

Effective December 29, 2022, the SECURE 2.0 Act of 2022, part of the Consolidated Appropriations Act (CAA) of 2023 (the “SECURE 2.0 Act”) made certain changes to the distribution requirements for qualified retirement plans. In the event of a conflict between the provisions of this Plan and the SECURE 2.0 Act, the Plan will be administered to comply with the required provisions of the SECURE 2.0 Act and any applicable regulatory guidance.

Article XI
Top-Heavy Provisions
11.01Purpose. The purpose of this Article XI is to comply with the special rules applicable to top-heavy plans contained in Section 416 of the Code and the appropriate regulations of the Internal Revenue Service thereunder. The rules set forth in this Article XIV will apply if the Plan is top-heavy within the meaning of Section 416 of the Coder. In the event that by statutory repeal or amendment, or regulatory change or ruling by the Internal Revenue Service, any of the limitations or restrictions of this Article XI are no longer necessary in order for the Plan to meet the requirements of Section 416 of the Code or other applicable provisions of the Code then in effect, such limitations or restrictions shall immediately become null and void and shall no longer apply without the necessity of further amendment to the Plan.
11.02Definitions. For purposes of this Article XI only, the following terms have the meanings set forth below:
(a)Determination Date. “Determination Date” means, as to any Plan Year, the last day of any preceding Plan Year or, in the case of the first Plan Year, the last day of such Plan Year.
(b)Key Employee. “Key Employee” means any employee or former employee (including any deceased employee) who at any time during the determination period was an officer of a Participating Employer having annual Section 415(c) Compensation greater than $235,000 in 2026 (as adjusted under Code Section 416(i)(1)), a 5% owner of a Participating Employer, or a 1% owner of a Participating Employer having annual Section 415(c) Compensation of more than $150,000.  The determination of who is a Key Employee shall be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.
(c)Non-Key Employee. “Non-Key Employee” means any employee who is not a Key Employee and any former Key Employer (for all purposes other than Section 11.03).
(d)Valuation Date. “Valuation Date” means the most recent Valuation Date occurring within the 12-month period ending on the Determination Date.

11.03Determination of Whether Plan Is “Top-Heavy”. The Plan will be deemed to be “top-heavy” in any Plan Year if, as of the Determination Date, the sum of the present value of Accrued Benefits of Key Employees exceeds 60% of the sum of the present value of Accrued Benefits of all Participants, excluding former Key Employees. As used in this Section 11.03, the present value of Accrued Benefits includes the Account Balances of Participants and former Participants, except to the extent that all or a portion of the Account Balances are not to be taken into account in such calculation pursuant to Code Section 416(g) (including, but not limited to, Code Section 416(g)(3), (4)(A), (4)(B), and (4)(E)), and the regulations thereunder, which are herein incorporated by reference.
(a)Distributions during Year Ending on the Determination Date. The present values of accrued benefits and the amounts of Account Balances of an Employee as of the Determination Date will be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the one (1)-year period ending on the Determination Date. The preceding sentence will also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision will be applied by substituting “five (5)-year period” for “one (1)-year period.”
(b)Employees not Performing Services during Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for an Employer during the one (1)-year period ending on the Determination Date will not be taken into account.
11.04Aggregation Group of Employer Plans. All corporations and businesses that are aggregated under Code Sections 414(b), (c) and (m) with the Participating Employers must be considered with the Participating Employers for the purposes of determining whether the Plan is “top-heavy.”
(a)Required Aggregation Group. All plans of the Participating Employers in which a Key Employee participates, including plans which have been terminated within the last 5 years ending on the Determination Date, and each other stock bonus, pension or profit sharing plan, if any, of the Participating Employers which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410, will be aggregated as part of a required aggregation group for the purposes of determining top-heaviness. Each plan in the required aggregation group will be “top-heavy” if the group is “top-heavy,” and no plan in the group will be “top-heavy” if the group is not “top-heavy.”
(b)Permissive Aggregation Group. In addition, the Participating Employers may elect to include as part of the permissive aggregation group under Code Section 416(g) any plans that are not part of a required aggregation group but that satisfy the requirements of Code Sections 401(a)(4) and 410 when considered together with the plans constituting the required aggregation group. If the permissive aggregation group is “top-heavy,” only those plans which are part of the required aggregation group will be subject to the additional requirements applicable to “top-heavy” plans as herein provided.
11.05Minimum Contribution Requirement. For any Plan Year with respect to which the Plan is determined to be “top-heavy,” the Participating Employer contributions allocated to the Accounts of a Non-Key Employee who completes 1,000 Hours of Service in the Plan Year, regardless of such Non-Key Employee’s level of compensation or whether he or she was employed on a specific date in the Plan Year, will not be less than the minimum contribution requirement determined in accordance with the following:
(a)The minimum contribution requirement will be equal the lesser of
(i)3% of Compensation for such Plan Year.

(ii)The largest percentage of Compensation, subject to the Compensation Limitation, allocated to the Accounts of a Key Employee under the Plan for that Plan Year.
(b)Except as provided in Section 11.07(b)(i), neither a Participant’s Elective Deferral Contributions nor Matching Contributions will be treated as Participating Employer contributions for the purposes of the minimum contribution requirement.
11.06Pre-“Top-Heavy” Plan Terminated Member. This Article XI shall not apply to any Participant who does not complete an Hour of Service after the Plan becomes “top-heavy.”
11.07Multiple “Top-Heavy” Plans. In the event that a Participant in the Plan is also participating in a defined benefit plan maintained by a Participating Employer or an Affiliated Company during a Plan Year in which both the Plan and such defined benefit plan are “top-heavy,” the Participant shall receive the minimum accrued benefit under the defined benefit plan rather than the minimum contribution provided for in this Plan.
(a)Determination of Present Values and Amounts. This Section 11.07(a) shall apply for purposes of determining the present values of accrued benefits and the amounts of Account balances of Employees as of the Determination Date.
(i)Distributions during Year Ending on the Determination Date. The present values of accrued benefits and the amounts of Account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death or disability, this provision shall be applied by substituting “5-year period” for “one-year period.”
(ii)Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and Accounts of any individual who has not performed services for the Employer during the one-year period ending on the Determination Date shall not be taken into account.
(b)Minimum Benefits.
(i)Matching Contributions. Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan.
(ii)Contributions Under Other Plans. The minimum benefit requirement may be met in another plan (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of Code Section 401(k)(12) and matching contributions with respect to which the requirements of Code Section 401(m)(11) are met) to the extent otherwise provided in this Article XI.
11.08Safe Harbor Status. Notwithstanding any other provision of this Article XI, pursuant to Code Section 416(g)(4)(H) and Section 4.10, this Article XI shall not apply to any Plan Year for which no Nonmatching Contributions are made.
Article XII
Administration of the Plan
12.01Duties and Responsibilities of Plan Administrator. Except as otherwise provided in Section 7.05, the Plan Administrator shall be the “named fiduciary” within the meaning of Section 402 of ERISA and has the power and duty to operate and administer the provisions of the Plan, and to make and enforce such rules and regulations as may be necessary and proper for the efficient administration of the Plan.
12.02Plan Administrator Duties. The Plan Administrator, on behalf of the Participants and all other Beneficiaries of the Plan and the Trust Fund, shall enforce the Plan and the trust agreement thereunder in accordance with the terms of the Plan and the trust agreement in a non-discriminatory manner, and shall have all powers necessary to accomplish that purpose, including, but not by way of limitation, the following discretionary authority:
(a)To issue rules and regulations necessary for the proper administration of the Plan and to change, alter or amend such rules and regulations;
(b)To construe the Plan and trust agreement thereunder;
(c)To determine all questions arising in the administration of the Plan, including those relating to the eligibility of persons to become Participants, to the rights of Participants and their Beneficiaries, and to entitlement to payment of Accounts, and the Plan Administrator’s decision thereon shall be final and binding upon all persons hereunder;
(d)To compute and certify to the Trustee, unless delegated to the Trustee, the amount of benefits payable to Participants or their Beneficiaries;
(e)To authorize all disbursements of the Trustee from the Trust Fund in accordance with the provisions of the Plan;
(f)To employ and suitably compensate such accountants, attorneys and other persons to render advice, and clerical employees, as it may deem necessary to the performance of its duties;
(g)To communicate the Plan and its eligibility requirements to the Employees and notify the Participating Employers when they become eligible to participate;
(h)To keep records relating to Participants and other matters applicable to the Plan, provided that the Plan Administrator and the Trustee may, by a separate written agreement, provide that the Trustee keep such records;
(i)To make available to the Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant;
(j)To communicate to the Trustee investment directions in accordance with the aggregate investment elections made by Participants or prescribe procedures to be followed by Participants in giving investment directions directly to the Trustee;
(k)To prescribe procedures to be followed by Participants and Beneficiaries in claiming benefits;
(l)To develop and make available forms for use by Participants and Beneficiaries for making elections provided by the Plan; and
(m)To make available for inspection and to provide upon request, at such charge as may be permitted and determined by the Plan Administrator, documents and instruments required to be disclosed by ERISA.
12.03Trustee’s Duties. The powers, duties and responsibilities of the Trustee shall be as stated in the Trust Fund, subject to any limitations imposed by the Plan or by law.
12.04Allocations and Delegations of Responsibility.
(a)Delegation. The Plan Administrator and the Trustee have the authority to delegate, from time to time, by written instrument, all or any part of their responsibilities under the Plan to such person or persons or other entities as they may deem advisable and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities has the same force and effect for all purposes hereunder as if such action had been taken by the delegator. The delegator is not liable for any acts or omissions of any such delegate. The delegate must report periodically to the delegator concerning the discharge of the delegated responsibilities.
(b)Allocation. The Plan Administrator and the Trustee respectively have the authority to allocate, from time to time, by written instrument, all or any part of their responsibilities under the Plan, to one or more other fiduciaries as they deem advisable, and in the same manner to revoke such allocation of responsibilities. Any action of such other fiduciary to whom responsibilities are allocated in the exercise of such allocated responsibilities has the same force and effect for all purposes hereunder as if such action had been taken by the Plan Administrator or the Trustee, respectively. The Plan Administrator and/or the Trustee are not liable for any acts or omissions of any such fiduciary. The fiduciary to whom responsibilities have been allocated must report periodically to the Plan Administrator or Trustee, as appropriate, concerning the discharge of the allocated responsibilities.
(c)Plan and Trust Provisions. Fiduciary duties and responsibilities that have been allocated or delegated pursuant to the terms of the Plan or Trust Fund thereunder, or Section 12.04(a) or 12.04(b) above, are intended to limit the liability of the Plan Administrator and Trustee in accordance with the provisions of ERISA Section 405(c)(2).
12.05Administrative Bonding and Expenses. The Plan Administrator and the Trustee serve without bond (except as otherwise required by federal law) and without compensation for their services as such (provided that any Plan Administrator or Trustee who is not employed by the Company on a substantially full-time basis may be compensated).
12.06Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.
12.07Claims Procedure. The claims procedures set forth below are mandatory for claims under the Plan. As Plan Administrator, the Committee has sole discretion in making decisions with respect to a claim. The Committee’s decisions are final and binding, subject to the right to appeal under these procedures, unless found by a court to be arbitrary and capricious. If a person making the claim (for purposes of these procedures, a “claimant”) fails to follow these procedures, or to timely file a request for appeal in accordance with these procedures, the denial of the claim shall become final and binding on all persons for all purposes.
A claimant may designate an authorized representative for purposes of these procedures provided that written notice of such designation is provided to the Committee identifying the authorized representative.

(a)Initial Claim Determination. A Participant or Beneficiary may file a claim for benefits under the Plan by submitting to the Committee a written notification of his or her claim on a form provided by the Committee or in any reasonable written format that reasonably informs the Committee of the identity of the claimant and the nature of the claim.
(b)If a claim is wholly or partially denied, the Committee will furnish the claimant with written notice of the denial, including: the specific reasons for the denial, the specific Plan provisions on which the denial was based, any additional information which may be necessary to perfect the claim, with reasons therefore, the right to request review of the denial and how to request such review, and the right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.
(c)The written notice will be provided to the claimant within ninety (90) days after the receipt of the claim by the Committee unless special circumstances require an extension of time for processing the claim. If such an extension of time in processing is required, the Committee shall give written notice of the extension to the claimant before the end of the 90-day period. The extension will not exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which Committee expects to render the benefit determination.
(d)Procedure for Appeal. If the claimant receives written notice of a denial of all or a portion of a claim, or if the Committee does not respond to the claimant’s initial claim in accordance with the procedures described above, the claimant may file a written claim for review with the Committee. The claimant must file the claim for review no later than sixty (60) days after the claimant received or should have received written notification of the denial of the claim for benefits from the Committee. The claimant must describe all the reasons why the claimant believes the claim denial was in error. The claimant may submit written comments, documents, records, or other information relating to the claim along with the review request. The claimant or the claimant’s authorized representative may examine, and request free copies of, the Plan document and any other document upon which the denial is based.
(e)Decision on Appeal. No later than sixty (60) days after its receipt of the request for review, the Committee shall render a decision in writing, stating the specific reasons for the decision and the specific Plan provisions upon which the decision is based. If special circumstances require extension, and upon prior written notice to the claimant, the Committee decision may be given within 120 days after receipt of the request for review. The Committee will provide written notice of this extension before the end of the initial 60-day period.
If the claim for Plan benefits is finally denied by the Committee, or if the claimant does not receive a response to the claimant’s initial claim and claim appeal from the Committee, then the claimant may bring a lawsuit in federal court. However, the claimant may not commence a lawsuit for Plan benefits until the claimant has exhausted the Plan’s claim procedures and the claimant’s appeal rights under the Plan, and the Plan benefits requested in the appeal have been denied in whole or in part. After exhaustion of the Plan’s claim procedures, as described above, any further legal action taken against the Plan or its fiduciaries must be filed in court no later than one year after the Committee’s final decision regarding the claim appeal. If any judicial proceeding is undertaken to appeal the denial of a claim by the Committee or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented will be strictly limited to the evidence timely presented to the Committee. Any court action filed by a claimant in connection with any Plan provision or right must be filed in the federal courts of Minnesota.

(f)Statute of Limitations for Claims Under the Plan. All claims under the Plan are subject to a one year period of limitations measured from the earlier of: (a) the date an initial request for benefits is denied, or (b) the date the claimant had reasonable knowledge that a request for benefits would be denied (the “Period of Limitations”). Accordingly, a claim must be filed with the Committee before the end of the Period of Limitations. In the event of an adverse final decision after an appeal under these procedures, any legal action must be commenced by the claimant within one year of the notice of such final decision. In no event may a claimant pursue legal action later than two years after the claimant first receives information that constitutes a clear repudiation of the rights the claimant is seeking to assert. The period of time that a claimant’s claim is being reviewed under this claims procedure process described in this Section 12.07(d) will not count towards the two-year limitation period, but once the claims procedure process is completed, the two-year time period will continue running where it left off.

Failure to follow these limitations periods within the specified time will cause the claimant’s rights to expire.
(g)Deadline to File a Claim During the COVID-19 National Emergency. During the COVID-19 national emergency that began March 1, 2020, when determining the deadline to file a claim for benefits under the terms of the Plan and the deadline to appeal an adverse benefit determination, the normally applicable deadline will be extended until the earlier of: (a) one year from the date of the normally applicable deadline, or (b) sixty (60) days after the announced end of COVID-19 national emergency (i.e., the end of the “Outbreak Period”). In no case will a deadline be extended for more than one year. For example, if a claimant would have been required to appeal an adverse benefit determination by March 1, 2020, the deadline is extended until February 28, 2021, which is the earlier of one year from March 1, 2020, or the end of the Outbreak Period (which was still ongoing).

Article XIII
Amendment and Termination and Return of
Participating Employer Contributions
13.01Amendment and Termination. The Committee may amend this Plan at any time. No amendment of the Plan may permit any part of the corpus or income of the Trust Fund to be used for, or diverted to, purposes other than the exclusive benefit of the Participants and their Beneficiaries, and defraying the reasonable expenses of administering the Plan.
(a)The Committee retains the right to amend the Plan at any time, retroactively in effect if necessary, to meet the qualification and exemption requirements of the Code, the requirements of ERISA, and applicable requirements of any subsequent or amendatory federal legislation. The Committee may amend the Plan’s benefit formulas or contribution requirements, provided that any such amendment does not materially increase costs under the Plan in comparison to the costs in the prior year as determined by the Plan Administrator.
(b)Each Participating Employer retains the right to elect, by resolution of its board of directors, to discontinue its participation in the Plan. Subject to the foregoing, no Plan amendment may reduce any Participant’s Account as provided in Code Section 411(d)(6).
(c)The Company retains the right to terminate the Plan at any time.
13.02Return of Participating Employer Contributions. The assets of the Trust Fund shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan. No part of the corpus or income of the Fund may be used for, or diverted to, purposes other than for the exclusive benefit of employees of the Participating Employers or their beneficiaries. Notwithstanding the foregoing:
(a)If any contribution under the plan should be made by a Participating Employer by a mistake of fact, at the direction of that Participating Employer, the Trustee shall return such contribution to that Participating Employer within one year after the date of payment of the contribution.
(b)Contributions by a Participating Employer are conditioned upon the deductibility of each contribution under Code Section 404. To the extent that the deduction is disallowed under Code Section 404, at the request of the affected Participating Employer, the Trustee must return such contribution to such Participating Employer within one year after the disallowance of the deduction.
Article XIV
Distribution Upon Termination

    If the Plan is completely or partially terminated or the Participating Employers completely discontinue making contributions under the Plan, all amounts then credited to the Accounts of the affected Participants shall be immediately fully vested and nonforfeitable. After proper governmental notification required by ERISA is made, and subject to the requirements of ERISA, the Company (or its delegate) shall direct either: (1) that the Trustee continue to hold the Accounts of Participants in the Trust Fund in accordance with the provisions of the Plan without regard to such termination until all funds in such Accounts have been distributed in accordance with such provisions; or (2) that the Trustee immediately distribute to each Participant all amounts then credited to his or her Account as a lump sum.

Article XV
Applicable Law
    The Plan and agreement of trust thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware except to the extent that the laws of the State of Delaware have been specifically pre-empted by ERISA or other federal legislation.

Article XVI
Miscellaneous
16.01Incapacity of Recipient of Benefits. If any person entitled to receive benefits is physically or mentally incapable of receiving or acknowledging receipt of any payment of benefits, the Trustee, upon the receipt of satisfactory evidence that such incapacitated person is so incapacitated and that another person or institution is maintaining him and that no guardian or committee has been appointed for him and upon approval of the Plan Administrator, may provide for payment of benefits hereunder to such person or institution so maintaining him, and any such payments so made shall be deemed for every purpose to have been made to such incapacitated person.
16.02Merger, Consolidation or Discontinuance Involving a Contributing Company. If a Participating Employer becomes insolvent or is dissolved, or if Participating Employer is involved in a merger or consolidation, without any provision being made for the continuance of the Plan, the Plan and the Trust Fund thereunder shall terminate and the Trustee shall proceed in the manner provided herein in the event of a termination of the Plan. In the event of a dissolution, merger or consolidation involving a Participating Employer, provision may be made by the Participating Employer’s successor, if any, for the continuance of the Plan. In such event, said successor shall be substituted hereunder in place of the Participating Employer by proper corporate action of such successor.
16.03Liability of Officers and Directors of the Contributing Companies. Subject to the provisions of ERISA, no past, present or future officer or director of any of the Participating Employers shall be personally liable to any Participant, Beneficiary or other person under any provision of the Plan or agreement of trust thereunder.
16.04Merger or Consolidation of the Plan. In the case of any merger or consolidation of the Plan with, or transfer of assets or liabilities respecting the Plan to, any other plan, each Participant or Beneficiary in the Plan shall (if the Plan had then terminated) receive a benefit hereunder immediately after such merger, consolidation or transfer which is no less than the benefit he would have been entitled to receive immediately before such merger, consolidation or transfer (if the Plan had then terminated).
16.05Assets in Trust Fund Owned by Trustee, Not Participants or Beneficiaries. Nothing contained herein may be deemed to give any Participant or Beneficiary any interest in any specific property of the Trust Fund or any right except to receive such distributions as are expressly provided for in the Plan.
16.06Employment Rights Not Affected by the Plan. Participation in the Plan shall not give any right to any Employee to be retained in the employ of a Participating Employer; nor may it interfere with the right of a Participating Employer to discharge any Employee and to deal with him or her without regard to the existence of the Plan and without regard to the effect that such treatment might have upon him or her as a Participant in the Plan.
16.07Trust Fund for Sole Benefit of Participants and Beneficiaries. The income and principal of the Trust Fund are for the sole use and benefit of the Participants and Beneficiaries of this Plan,

and, to the extent permitted by law, shall be free, clear and discharged of and from, and are not to be in any way liable for, debts, contracts or agreements, now contracted or which may hereafter be contracted, and from all claims and liabilities now or hereafter incurred by any Participant or Beneficiary. Other than as permitted by ERISA, and as expressly set forth in the Plan, no contributions made by a Participating Employer to the Trust Fund under the Plan may at any time revert to the Participating Employer. No Participant or Beneficiary of a Participant under this Plan shall have the right to commute, withdraw, surrender, encumber, alienate or assign any of the income or principal of the Trust Fund or any of the benefits to become due unto any person or persons under the Plan or the agreement of trust thereunder except as specifically provided by the terms of the Plan or the agreement of trust. The preceding sentence also applies to the creation, assignment or recognition of a right to any benefit with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Code Section 414(p).
16.08Indemnification of Fiduciaries. To the extent permitted by ERISA and the regulations issued thereunder, the Participating Employers shall indemnify and hold harmless all fiduciaries of the Plan who are employees of the Participating Employers, as defined in ERISA, whether or not named fiduciaries, and defend the same, against any and all claims or liabilities which may be asserted against any of them by reason of any action or omission in the administration of the Plan, except in the case of any fraud or willful wrongdoing.
16.09Funding Policy. The Participating Employers shall make contributions to the Plan in accordance with the Plan and the Trustee shall invest the Trust Fund in accordance with the terms of the Plan and the agreement of trust entered into between the Company and the Trustee.
16.10Meaning of Certain Words. As used herein the masculine gender includes the feminine gender and the singular includes the plural in all cases where such meaning would be appropriate.
16.11Headings. The titles given to the various Sections of this Plan are included for convenience of reference only and are not part of this Plan, and they may not be considered in determining the purpose, meaning or intent of any Plan provision.
16.12Information to Be Furnished by the Participating Employers. The Participating Employers must furnish to the Plan Administrator and the Trustee information in the Participating Employers’ possession as the Plan Administrator and the Trustee may require from time to time to perform their duties under the Plan and the agreement of trust.
16.13Service of Process. The Plan Administrator is the designated agent of the Plan for the service of process in connection with all matters affecting the Plan.
16.14Rollover Contributions. The Company will allow a Participant who receives a distribution described in subsection (a) to contribute such distribution to the Plan in the form of a Rollover Contribution, subject to the following:
(a)Amounts Eligible for Rollover. A Participant may only make a Rollover Contribution from the following distributions:
(i)An “eligible rollover distribution” (as defined in Code Section 402(c)(4)) from a qualified trust (as defined in Code Section 402(c)(8)(A)) maintained by his/her prior employer or the prior employer of the Participant’s deceased spouse.
(ii)A distribution from the following “eligible retirement plans” (as defined in Code Section 402(c)(8)), to the extent such distribution is eligible to be rolled over under the Code:
(1)An individual retirement account (“IRA”) described in Code Section 408(a);
(2)An annuity plan described in Code Section 403(a) or an annuity contract described in Code Section 403(b);
(3)An eligible deferred compensation plan described in Code Section 457(b) which is maintained by an eligible employer described in Code Section 457(e)(1)(A).

(b)Special Rules for Rollover of Roth Contributions. The Plan will not accept a Rollover Contribution of after-tax amounts except the Company may allow an Eligible Employee who receives an eligible rollover distribution from a designated Roth account to contribute all or a portion of such distribution to the Trust Fund in the form of a direct rollover (a 60-day rollover of such a distribution will not be permitted) provided that the Company receives from the plan administrator of the distributing plan prior to the rollover a statement in a form acceptable to the Company either indicating that the distribution is a qualified distribution under Code Section 402A(d)(2) or specifying the first year for which the individual made a Roth contribution under Code Section 402A to the distributing plan, and indicating the amount of the distribution attributable to investment in the contract (or “basis”) under the distributing plan and to income on the contract under Code Section 72(e). The Company will be entitled to rely on such a statement received from the plan administrator of the distributing plan, and assumes no obligation or responsibility with respect to the accuracy of such information. If an Eligible Employee receives an eligible rollover distribution that is not a qualified distribution under Code Section 402A(d)(2), and he/she contributes less than the full amount of such distribution as a rollover, the rollover will be deemed to consist first of the portion of the distribution that is attributable to income on the contract under Code Section 72(e).
    Amounts attributable to rollovers from a designated Roth account will be allocated to the Participant’s Roth Rollover Contribution Account, which will be considered part of the Participant’s Account under Section 1.01.

(c)Form of Rollover. The Plan will not accept a Rollover Contribution of any property other than cash (except, in connection with a corporate acquisition and at the discretion of the Company, the Plan may accept a rollover of a note reflecting a participant loan made under the distributing plan).
(d)Direct and 60-Day Rollovers Generally Permitted. A Rollover Contribution may be a direct rollover or a 60-day rollover, except as provided in (b) with respect to Roth Rollover Contributions.
(e)Accounts. Any Rollover Contribution transferred by a Participant to the Trust Fund under the Plan will be held in a separate account in the Trust Fund for the benefit of such Participant, with a Roth Rollover Contribution Account established for Roth Rollover Contributions and a Rollover Contribution Account established for all other Rollover Contributions. The Participant will have a fully vested and non-forfeitable interest in such accounts at all times. Such accounts will be administered and invested by the Trustee in the same manner as any Account hereunder. A Participant may withdraw any amount from his or her Roth Rollover Contribution Account or Rollover Contribution Account at any time.
16.15USERRA. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).
(a)In the case of a Participant who dies on or after January 1, 2007 while performing qualified military service within the meaning of Code Section 414(u), the survivors of such Participant shall receive any additional benefits (other than benefit accruals relating to the period of such qualified military service) provided under the Plan had the Participant resumed and then terminated employment on account of death.
(b)A Participant who receives a Differential Wage Payment after December 31, 2008 shall be treated as an Employee of the Employer and such Differential Wage Payment shall be treated as Compensation. A Participant who is performing service in the uniformed services shall be treated as having been severed from employment with the Employer during such service, notwithstanding his or her receipt of Differential Wage Payments, but if such Participant receives a distribution on the basis of such severance from employment, such Participant may not make an Elective Deferral Contribution during the 6-month period beginning on the date of such distribution. For purposes of this Section 16.15(b), the term “Differential Wage Payment” means any payment made by the Employer to a Participant with respect to any period during which the Participant is performing service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code) while on active duty for a period of more than 30 days that represents all or a portion of the wages the Participant would have received from the Employer if the Participant were performing service for the Employer.
16.16Transfers from other Plans. Effective November 25, 2014, with the prior consent of the Plan Administrator, the accounts of a Participant under a tax-qualified plan of an Affiliated Company may be transferred directly to the Trust Fund. Except as permitted by the Plan Administrator, in no event may such a transfer be made that would require the Plan to provide any option with respect to the form or time of distribution or any other right, benefit or feature not available under the Plan prior to the transfer.
16.17ESOP Diversification. In accordance with the rules established by the Plan Administrator, the Plan and Trust Fund may receive assets from the Polaris Inc. Employee Stock Ownership Plan (“ESOP”) to facilitate a Participant’s diversification rights with the ESOP. Such assets will be held in the ESOP Diversification Account.
16.18SECURE Act and SECURE 2.0 Act Compliance. Notwithstanding anything to the contrary, the Plan shall be construed and administered in accordance with the required provisions of the SECURE Act and the SECURE 2.0 and any applicable regulatory guidance.

16.19Participant Compliance With Plan Policies. Neither the Company nor its Affiliated Companies, the Employer (as well as their respective employees, directors and agents), the Plan, the Plan Administrator or any other Plan fiduciaries (the “Plan Parties”) will be responsible for any delays or restoring any losses that result from the failure of a Participant (or beneficiary, as applicable) to comply with the rules, policies and procedures (including security and verification policies) described in the Plan, the summary plan description (“SPD”) and in other notices and disclosures. Furthermore, the Plan Parties will not have any other liability for the failure of a Participant (or beneficiary, as applicable) to comply with these rules, policies and procedures. Thus, a Participant (or beneficiary, as applicable) alone will be responsible for any delays or losses that result from his or her failure to comply with these policies and procedures. The Plan Parties will not serve as an insurer for (or otherwise guarantee) the payment of any losses of Plan benefits caused by the fraud, theft or other wrongful acts of third parties that are unrelated to the Plan Parties or the Plan’s third-party administrator.
16.20In-Plan Roth Rollovers and In-Plan Roth Transfers.
(a)Effective Date. Effective for distributions made on or after February 15, 2023, and to the extent permitted by Code Section 402A(c), Notice 2010-84 and any superseding guidance, a Participant may elect to rollover a distribution to an In-Plan Roth Rollover Contribution Account in accordance with the provisions of this Section 16.20. Effective February 15, 2023, a Participant may elect to rollover eligible amounts from their Account (and earnings thereon) (other than from a Participant’s Roth Elective Deferral Contribution Account or Roth Rollover Contribution Account) to an In-Plan Roth Transfer Account without regard to whether the Participant satisfies the requirements for distribution in accordance with any applicable provisions of Article 9.
(b)In-Plan Roth Rollover Contributions and In-Plan Roth Transfers shall be subject to the same Plan rules that apply to Roth Elective Deferral Contribution Accounts and Roth Rollover Contribution Accounts. The Plan Administrator will maintain such records as are necessary for the proper reporting of In-Plan Roth Rollover Contributions and In-Plan Roth Transfers. The Plan Administrator will administer the taxation and reporting of In-Plan Roth Rollovers and In-Plan Roth Transfers in accordance with the Code and any other applicable laws and regulations.

(c)Plan Roth Rollovers. A Participant may elect to rollover a distribution to an In-Plan Roth Rollover Contribution Account in accordance with this section if: (a) the Participant is eligible for a distribution in accordance with any applicable provisions of Article 9 of the Plan; and (b) the distribution is an eligible rollover distribution as defined in Section 9.06(a) of the Plan.
(d)In-Plan Roth Transfers. A Participant may elect to transfer eligible amounts from his Account (and earnings thereon) (other than from a Participant’s Roth Elective Deferral Contribution Account or Roth Rollover Contribution Account) to an In-Plan Roth Transfer Account for the benefit of the Participant. All such transfers shall comply with Section 402A(c)(4)(E) of the Code. Amounts not eligible for distribution are available for transfer to an In-Plan Roth Transfer Account.
(e)Eligibility. For purposes of determining eligibility for In-Plan Roth Rollover Contributions and In-Plan Roth Transfers, the Plan will treat a Participant’s eligible surviving spouse or alternate payee spouse or former spouse as a Participant. A non-spouse beneficiary may not make In-Plan Roth Rollover Contributions or In-Plan Roth Transfers.
(f)Form. An In-Plan Roth Rollover Contribution must be made by the Participant in the form of a Direct In-Plan Roth Rollover of any eligible rollover distribution from the Plan. An In-Plan Roth Transfer must be made by the Participant in the form of a Direct In-Plan Roth Rollover.
(g)Loans. Outstanding loans shall not be eligible for conversion under this Section 16.20.
(h)Treatment of In-Plan Rollover Conversions. Notwithstanding anything in the Plan to the contrary, an In-Plan Roth Rollover Contribution is not a Rollover Contribution for purposes of the Plan. The Plan will take into account the amounts attributable to an In-Plan Roth Rollover Contribution for purposes of determining whether a Participant’s vested account balance exceeds $1,000 for purposes of Section 9.05. An In-Plan Roth Rollover Contribution shall not be treated as a distribution for purposes of Sections 401(a)(11) and 411(d)(6)(B)(ii) of the Code.
Amounts in the Participant’s In-Plan Roth Rollover Contribution Account and In-Plan Roth Rollover Transfer Account may only be withdrawn by a Participant when the Participant is eligible for a distribution in accordance with any applicable provisions of Article 9 of the Plan.

Article XVIIAPPENDIX A
List of Participating Employers
as of January 1, 2026

•Highwater Marine LLC (effective January 1, 2022)

•Pontoon Boat, LLC (effective January 1, 2022)

•Polaris Boats LLC (effective January 1, 2022)

•Polaris Monticello, Co. (effective January 1, 2019)

•Teton Outfitters, LLC (effective January 1, 2014)